                                                                               .
                                                                               .
                                                                               .


news release                                    [TENNECO AUTOMOTIVE LOGO]



     Contacts:  Jane Ostrander                          Leslie Hunziker
                Media Relations                         Investor Relations
                847 482-5607                            847 482-5042
                jane.ostrander@tenneco-automotive.com   leslie.hunziker@tenneco-automotive.com


            TENNECO AUTOMOTIVE REPORTS RECORD FIRST QUARTER REVENUES
                                 AND NET INCOME

     o  Twelfth consecutive quarter of year-over-year revenue growth
     o  Net income of $7 million; EPS of 16-cents versus year earlier loss
     o  EBIT up 35%; EBITDA up 16%

     Lake Forest, Illinois, April 21, 2005 -- Tenneco Automotive (NYSE:
     TEN) reported improved first quarter net income of $7 million, or 16-cents per diluted share, compared with a net loss of $2 million, or 5-cents per diluted share in first quarter 2004. The company improved net income despite North American OE production cuts and higher steel prices globally. Adjusted for the items below, first quarter net income increased to $9 million, or 20-cents per diluted share, versus $6 million, or 15-cents per diluted share a year ago.

     EBIT (earnings before interest, taxes, and minority interest) increased 35 percent year-over-year to $44 million compared with $33 million in first quarter 2004. EBITDA (EBIT before depreciation and amortization) was $90 million versus $78 million a year ago. Adjusted EBIT was $47 million, flat year-over-year, and the company reported its 13th consecutive quarter of year-over-year improved adjusted EBITDA at $93 million, up from $92 million a year ago. See the tables attached to the press release, which reconcile GAAP results to non-GAAP results.

     ADJUSTED FIRST QUARTER 2004 AND 2005 RESULTS:



                                                                  Q1 2005                               Q1 2004
                                                     ---------------------------------     -----------------------------------
                                                                        Net       Per                         Net         Per
                                                     EBITDA    EBIT    Income    Share     EDITDA    EBIT    Income      Share
                                                     ------    ----    ------    -----     ------    ----    ------      -----

Earnings Measures                                      $90      $44      $ 7      $0.16      $78      $33      $(2)      $(0.05)

Adjustments (reflects non-GAAP measures):
 Restructuring and restructuring related expenses        3        3        2       0.04        5        5        3         0.07
 New Aftermarket customer changeover costs               -        -        -          -        6        6        3         0.08
 Consulting fees indexed to stock price                  -        -        -          -        3        3        2         0.05
                                                       ---      ---      ---      -----      ---      ---      ---       ------
Non-GAAP earnings measures                             $93      $47      $ 9      $0.20      $92      $47      $ 6       $ 0.15
                                                       ===      ===      ===      =====      ===      ===      ===       ======

                                    - More -

     FIRST QUARTER 2005 ADJUSTMENTS:
  o Restructuring and restructuring related expenses of $3 million pre-tax, or 4-cents per diluted share.

     FIRST QUARTER 2004 ADJUSTMENTS:
  o Restructuring and restructuring related costs of $5 million pre-tax, or 7-cents per diluted share;
  o Expenses of $6 million pre-tax, or 8-cents per diluted share, associated with changeover costs for a new aftermarket customer;
  o Expenses of $3 million pre-tax, or 5-cents per diluted share, related to consulting fees indexed to the stock price based on a 1999 agreement for implementing EVA(R), a shareholder value improvement initiative.

     "We are pleased with our performance this quarter, especially in light of tough market conditions with slowing OE production in North America and the ongoing high cost of steel worldwide," said Mark P. Frissora, chairman and CEO, Tenneco Automotive. "New incremental OE business in North America and Europe and our strong aftermarket presence globally, combined with a diverse OE customer base, a favorable platform mix and our geographical balance, helped us counter these negative market conditions."

     Tenneco Automotive reported its twelfth consecutive quarter of year-over-year revenue growth with $1.106 billion in the quarter, compared with $1.033 billion in first quarter 2004. Favorable currency exchange rates benefited revenue by $37 million. Incremental new OE business; higher heavy duty and specialty vehicle volumes; strong Japanese OE transplant business (21% of North America OE sales); and improved North America aftermarket sales drove the increase.

     The company's gross margin in the quarter was 19.3%, compared with 19.7% a year ago. Restructuring impacted gross margin by 0.1 percentage point in the quarter and 0.3 percentage point in first quarter 2004. This year, higher net steel costs also had a 0.8 percentage point impact, more than accounting for the year-over-year decline in gross margin.

     Steel cost increases for the first quarter, net of other material cost savings and recovery from OE and aftermarket customers, were $9 million. The company still expects its total 2005 steel cost increases, net of other material cost savings and recovery from customers, will be between $30 million and $50 million.

     Sales, General, Administrative and Engineering (SGA&E) expense in the quarter was 11.0% of sales, including 0.1 percentage point for restructuring versus 12.2% a year ago, which includes 0.7 percentage point for restructuring, costs related to a new aftermarket customer and consulting fees indexed to the stock price.

     Operating cash outflow in the quarter was $99 million versus a $13 million inflow in the first quarter 2004. The change was driven by seasonal inventory growth, primarily to support stronger aftermarket sales globally; the impact from the discontinuation of Ford Motor Company's and DaimlerChysler's advance payment programs; and a days payable outstanding performance of 74 days, in-line with the company's historical average over the last two years of 74 days, versus a record 81 days payable outstanding in first quarter 2004.

     "This was a particularly heavy cash use quarter due to our typical higher working capital use in the first quarter as well as higher use of operating cash to support stronger revenue growth. Additionally, we used $40 million in cash to reduce our long-term debt, as well as another $11 million to acquire the exhaust operations of Gabilan Manufacturing. We believe these two decisions, which reduced our financing costs and completed an accretive acquisition that also resulted in acquiring 100% of Harley Davidson's exhaust business, will deliver short and long-term benefits for shareholders," Frissora said. "Generating cash to pay down debt remains our number one priority and we will continue our intense focus on working capital reductions."

     Cash performance in the quarter resulted in cash balances of $68 million at quarter-end and debt net of cash balances of $1.340 billion. Total debt was $1.408 billion versus $1.426 billion a year ago.

     The company outperformed its bank debt covenants in the quarter. At March 31, the leverage ratio was 3.52, below the maximum limit of 4.75; the fixed charge ratio was 1.86, exceeding the required ratio of 1.10; and the interest coverage ratio was 2.84, exceeding the minimum coverage ratio of 2.0.

     The company also announced that it has been notified by General Motors that GM's current advanced payment program will terminate during the second quarter. At March 31, 2005, that program had reduced the company's receivables by $74 million. Tenneco Automotive believes the GM decision will have minimal impact on its liquidity given that Tenneco Automotive expanded its borrowing facilities by $55 million during the first quarter.

     NORTH AMERICA
  o North American original equipment revenue decreased to $375 million versus $381 million in first quarter 2004. Excluding the impact of currency and catalytic converter pass-through sales, revenue was up 4% (Tables to this press release reconcile GAAP revenues to revenues adjusted for catalytic converter pass-through sales and currency). A favorable platform mix, new platform launches and strong heavy duty ride control volumes helped offset production declines on key vehicle platforms.
  o North American aftermarket revenue was $130 million, versus $122 million in first quarter 2004. The increase was driven by new business, stronger unit sales and higher pricing in both product lines.
  o EBIT for North American operations was $37 million, versus $30 million a year ago. Adjusted first quarter 2005 EBIT was $39 million, flat year-over-year. The company's intensified efforts to control costs, improve manufacturing efficiencies and generate savings from restructuring initiatives as well as stronger volumes helped offset higher steel costs.
  o First quarter 2005 EBIT results include $2 million in restructuring and restructuring related costs. First quarter 2004 EBIT results include $9 million in costs related to the adjustments described above.

     EUROPE AND SOUTH AMERICA
  o European original equipment revenue was $386 million versus $328 million a year ago. Adjusted for favorable currency and catalytic converter pass-through sales, revenue increased 11%. The increase was driven by record ride control revenues and the company's position on top-selling vehicles.
  o European aftermarket revenue was $82 million (which includes $4 million in favorable currency) versus $80 million a year ago. Exhaust sales outpaced an 8% industry decline due to market share gains and price increases, but were more than offset by slowing ride control sales.
  o South American operations generated $44 million in revenue compared with $34 million in first quarter 2004. Adjusted for favorable currency, revenues increased 22% driven by higher OE and aftermarket sales.
  o EBIT for European and South American operations significantly improved to $5 million versus breakeven for the same period one year ago. Adjusted EBIT also improved to $6 million from $4 million in the first quarter 2004. Record OE ride control volumes, stronger OE production rates overall and more efficient aftermarket operations drove the improvement.
  o First quarter 2005 EBIT adjustments include $1 million in restructuring and restructuring related costs. First quarter 2004 EBIT includes $4 million in costs related to the adjustments described above.

     ASIA PACIFIC
  o Revenue from Asian operations was $42 million, up from $39 million in first quarter 2004. Stronger ride control and exhaust sales in India and stronger exhaust sales in Thailand more than offset a 6% revenue decline in China due to weakened market conditions.
  o Australian revenue was $47 million versus $49 million a year ago. Soft OE sales as a result of an OE customer's start-up issues were partially offset by new ride control springs business.
  o EBIT for the Asia Pacific operations was $2 million versus $3 million, or $4 million on an adjusted basis, in first quarter 2004. The decline was driven by a drop in China's profitability due to lower volumes combined with higher costs associated with the company's plans for a new technical center to support its OE business and to establish a stronger aftermarket presence.
  o First quarter 2004 EBIT includes $1 million in costs related to the adjustments described above.

     "While we are not immune to production changes in North America or other market uncertainties, we have plans in place to adjust our operations to respond to changing market conditions," Frissora said. "We believe our product, market and global diversity will help us counter current and future market challenges."

     The company also announced that it elected to change its accounting for inventory valuation in North America from Last In/First Out (LIFO) to First In/First Out (FIFO). The change, which did not have any impact on the company's results of operations, will drive greater global consistency in accounting methodologies and improve administrative efficiency. The balance sheet has been restated to reverse LIFO reserves and related deferred tax effects.

     Attachment 1 to this press release provides additional information on Tenneco Automotive's first quarter 2005 results:
     Statements of Income (Loss) -- 3 Months
     Balance Sheets

     Statements of Cash Flow

     Attachment 2:
     Reconciliation of GAAP Net Income to EBITDA -- 3 Months
     Reconciliation of GAAP to Non-GAAP Earnings Measures -- 3 Months Reconciliation of GAAP Revenue to Non-GAAP Revenue Measures -- 3 Months

     CONFERENCE CALL
     The company will host a conference call on Thursday, April 21, 2005 at 10:30 am EDT. The dial-in number is 888 395-1810 domestic or 210 234-8003 international. The passcode is Tenneco Auto. The call and accompanying slides will be available on the financial section of the Tenneco Automotive web site at www.tenneco-automotive.com. A recording of the call will be available one hour following completion of the call on April 21, 2005 through May 21, 2005. To access this recording, dial 866 395-9178 or 203 369-0502 international. The purpose of the call is to discuss the company's operations for the last fiscal quarter, as well as other matters that may impact the company's outlook. A copy of the press release is available on the financial and news sections of the Tenneco Automotive web site.

     2005 ANNUAL MEETING
     Tenneco Automotive's annual meeting of shareholders will be on Tuesday, May 10, 2005 at 10:00 a.m. CDT. The meeting will be held at the corporate headquarters, 500 North Field Drive, Lake Forest, Illinois.

     Tenneco Automotive is a $4.2 billion manufacturing company with headquarters in Lake Forest, Illinois and approximately 18,400 employees worldwide. Tenneco Automotive is one of the world's largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco Automotive markets its products principally under the Monroe(R), Walker(R), Gillet(R) and Clevite(R)Elastomer brand names. Among its products are Sensa-Trac(R) and Monroe Reflex(R) shocks and struts, Rancho(R) shock absorbers, Walker(R) Quiet-Flow(R) mufflers, Dynomax(R) performance exhaust products, and Clevite(R)Elastomer noise, vibration and harshness control components.

     This press release contains forward-looking statements. Words such as "continue," "will," "expects," "believe," "plans," and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the company (including its subsidiaries). Because these forward-looking statements involve risks and uncertainties, the company's plans, actions and actual results could differ materially. Among the factors that could cause these plans, actions and results to differ materially from current expectations are: (i) changes in automotive manufacturers' production rates and their actual and forecasted requirements for the company's products, including the overall highly competitive nature of the automotive parts industry, and the company's resultant inability to realize the sales represented by its awarded book of business which is based on anticipated pricing for the applicable program over its life, and is subject to increases or decreases due to changes in customer requirements, customer and consumer preferences, and the number of vehicles actually produced by customers; (ii) increases in the costs of raw materials, including the company's ability to successfully reduce the impact of any such cost increases through materials substitutions, cost reduction initiatives and other methods; (iii) the cyclical nature of the global vehicular industry, including the performance of the global aftermarket sector, and changes in consumer demand and prices, including longer product lives of automobile parts and the cyclicality of automotive production and sales of automobiles which include the company's products, and the potential negative impact on the company's revenues and margins from such products; (iv) the company's continued success in cost reduction and cash management programs and its ability to execute restructuring and other cost reduction plans and to realize anticipated benefits from these plans; (v) the general political, economic and competitive conditions in markets and countries where the company and its subsidiaries operate, including the strength of other currencies relative to the U.S. dollar and currency fluctuations and other risks associated with operating in foreign countries; (vi) governmental actions, including the ability to receive regulatory approvals and the timing of such approvals; (vii) changes in capital availability or costs, including increases in the company's costs of borrowing (i.e., interest rate increases), the amount of the company's debt, the ability of the company to access capital markets and the credit ratings of the company's debt; (viii) the cost and outcome of existing and any future legal proceedings, and compliance with changes in regulations, including environmental regulations; (ix) workforce factors such as strikes or labor interruptions; (x) the company's ability to develop and profitably commercialize new products and technologies, and the acceptance of such new products and technologies by the company's customers and the market; (xi) further changes in the distribution channels for the company's aftermarket products, further consolidations among automotive parts customers and suppliers, and product warranty costs; (xii) changes by the Financial Accounting Standards Board or other accounting regulatory bodies to authoritative generally accepted accounting principles or policies; (xiii) acts of war, riots or terrorism, including, but not limited to the events taking place in the Middle East, the current military action in Iraq and the continuing war on terrorism, as well as actions taken or to be taken by the United States or other governments as a result of further acts or threats of terrorism, and the impact of these acts on economic, financial and social conditions in the countries where the company operates and (xiv) the timing and occurrence (or non-occurrence) of transactions and events which may be subject to circumstances beyond the control of the company and its subsidiaries. The company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release. Additional information regarding these risk factors and uncertainties is detailed from time to time in the company's SEC filings, including but not limited to its report on Form 10-K for the year ended December 31, 2004. Further information can be found on the company's web site at www.tenneco-automotive.com.



                                       ###

                                                                    ATTACHMENT 1

              TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES
                           STATEMENTS OF INCOME (LOSS)
                                    Unaudited
                          THREE MONTHS ENDED MARCH 31,
                  (Millions except share and per share amounts)


                                                                         2005                2004
                                                                     --------------      --------------
Net sales and operating revenues                                     $       1,106       $       1,033 (b)
                                                                     ==============      ==============

Costs and Expenses
   Cost of Sales (exclusive of depreciation shown below)                       893 (a)             829 (c)
   Engineering, Research and Development                                        24                  17
   Selling, General and Administrative                                          98 (a)             109 (b) (c) (d)
   Depreciation and Amortization of Other Intangibles                           46                  45
                                                                     --------------      --------------
          Total Costs and Expenses                                           1,061               1,000
                                                                     ==============      ==============

Other Loss                                                                      (1)                  -

Income before Interest Expense,
 Income Taxes, and Minority Interest
   North America                                                                37 (a)              30 (b) (c) (d)
   Europe & South America                                                        5 (a)               - (c) (d)
   Asia Pacific                                                                  2                   3 (d)
                                                                     --------------      --------------
                                                                                44                  33
Less:
   Interest expense (net of
     interest capitalized)                                                      32                  35
   Income tax expense (benefit)                                                  4                  (1)
   Minority interest                                                             1                   1
                                                                     --------------      --------------
Net Income (Loss)                                                                7                  (2)
                                                                     --------------      --------------


Average common shares outstanding:
   Basic                                                                      42.7                40.9
                                                                     ==============      ==============
   Diluted                                                                    45.0                43.5
                                                                     ==============      ==============

Earnings (loss) per share of common stock:
   Basic                                                             $        0.17       $       (0.05)
                                                                     ==============      ==============

   Diluted                                                           $        0.16       $       (0.05)
                                                                     ==============      ==============




(a) Includes restructuring and restructuring related charges of $3 million pre-tax, $2 million after tax or $0.04 per share. Of the adjustment $2 million is recorded in cost of sales and the remaining $1 million is in SG&A. Geographically, $2 million is recorded in North America and $1 million in Europe.

(b) Includes changeover costs for a new aftermarket customer of $6 million pre-tax, $3 million after-tax or $0.08 per share. Of the adjustment $4 million is recorded in Sales and $2 million is recorded in SG&A. Geographically all of the charge is recorded in North America.

(c) Includes restructuring and restructuring related charges of $5 million pre-tax, $3 million after tax or $0.07 per share. Of the adjustment $2 million is recorded in SG&A and the remaining $3 million is in cost of sales. Geographically, $2 million is recorded in North America and $3 million in Europe.

(d) Consulting fees indexed to stock price of $3 million pre-tax, $2 million after-tax or $0.05 per share. The entire charge is recorded in SG&A. Geographically $1 million of the charge is recorded in North America, Europe and Asia Pacific respectively.

                                                                    ATTACHMENT 1

              TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES
                                 BALANCE SHEETS
                                   (Unaudited)
                                   (Millions)


                                                                                                      Restated
                                                                       March 31, 2005             December 31, 2004
                                                                     -----------------            -----------------
 Assets

           Cash and Cash Equivalents                                 $            68              $            214

           Receivables, Net                                                      556 (a)                       488 (a)

           Inventories                                                           432                           396

           Other Current Assets                                                  212                           194

           Investments and Other Assets                                          694                           693

           Plant, Property, and Equipment, Net                                 1,095                         1,134
                                                                     ----------------             -----------------

           Total Assets                                              $         3,057              $          3,119
                                                                     ================             =================




Liabilities and Shareholders' Equity

           Short-Term Debt                                           $            48              $             19

           Accounts Payable                                                      704                           696

           Accrued Taxes                                                          25                            24

           Accrued Interest                                                       32                            35

           Other Current Liabilities                                             250                           273

           Long-Term Debt                                                      1,360 (b)                     1,401 (b)

           Deferred Income Taxes                                                 125                           126

           Deferred Credits and Other Liabilities                                353                           362

           Minority Interest                                                      25                            24

           Total Shareholders' Equity                                            135                           159
                                                                     ----------------             -----------------

           Total Liabilities and Shareholders' Equity                $         3,057              $          3,119
                                                                     ================             =================



(a)    Accounts Receivables net of:                                   March 31, 2005               December 31, 2004
                                                                     ----------------              -----------------
           Accounts Receivable securitization programs               $           147               $           124
           Receivables collected under advance payment programs      $            74               $           132



(b)    Long term debt composed of:                                    March 31, 2005               December 31, 2004
                                                                     ----------------              -----------------
           Term loan B (Due 2010)                                    $           356               $           392
           10.25% senior notes (Due 2013)                                        490                           490
           8.625% subordinated notes (Due 2014)                                  500                           500
           Other long term debt                                                   14                            19

                                                                     ----------------             -----------------
                                                                     $         1,360              $          1,401
                                                                     ================             =================

                                                                    ATTACHMENT 1

              TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES
                            STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
                                   (Millions)



                                                                            THREE MONTHS ENDED
                                                                                 MARCH 31,
                                                                       ---------------------------
                                                                         2005               2004
                                                                       --------            -------
Operating activities:
  Net income                                                           $     7             $   (2)
  Adjustments to reconcile income (loss)
   to net cash provided (used) by operating activities -
    Depreciation and amortization of other intangibles                      46                 45
    Deferred income taxes                                                   (4)                (9)
    Changes in components of working capital (net of acquisition) -
      (Inc.)/dec. in receivables                                           (78)               (70)
      (Inc.)/dec. in inventories                                           (43)               (27)
      (Inc.)/dec. in prepayments and other current assets                  (23)               (26)
      Inc./(dec.) in payables                                               18                 79
      Inc./(dec.) in taxes accrued                                          --                  5
      Inc./(dec.) in interest accrued                                       (3)                (2)
      Inc./(dec.) in other current liabilities                              (8)                15
    Other                                                                  (11)                 5
                                                                       --------            -------
Net cash provided by operating activities                                  (99)                13

Investing activities:
  Net proceeds from sale of assets                                           1                 11
  Expenditures for plant, property & equipment                             (32)               (25)
  Acquisition of business                                                  (11)                --
  Investments and other                                                      3                 (1)
                                                                       --------            -------
Net cash used by investing activities                                      (39)               (15)
                                                                       --------            -------

Financing activities:
  Issuance of common shares                                                  2                  3
  Retirement of long-term debt                                             (41)                (2)
  Net inc./(dec.) in short-term debt excluding current
   maturities on long-term debt                                             33                 (2)
  Other                                                                      1                  1
                                                                       --------            -------
Net cash used by financing activities                                       (5)                --
                                                                       --------            -------

Effect of foreign exchange rate changes on cash and
  cash equivalents                                                          (3)                 6
                                                                       --------            -------

Inc./(dec.) in cash and cash equivalents                                  (146)                 4
Cash and cash equivalents, January 1                                       214                145
                                                                       --------            -------

Cash and cash equivalents, March 31                                    $    68             $  149
                                                                       ========            =======


Cash paid during the period for interest                               $    31             $   37
Cash paid during the period for income taxes                           $     7             $    3



                                                                    ATTACHMENT 2

                               TENNECO AUTOMOTIVE
             RECONCILIATION OF GAAP(a) NET INCOME (LOSS) TO EBITDA
                                    Unaudited



                                                                                        Q1 2005
                                                              ------------------------------------------------------------
                                                               North             Europe           Asia
                                                              America             & SA           Pacific          Total
                                                              -------           --------         -------        ----------
Net income                                                                                                      $        7

Minority interest                                                                                                        1

Income tax expense (benefit)                                                                                             4

Interest expense (net of interest capitalized)                                                                          32
                                                                                                                ----------

EBIT, Income before interest expense, income
taxes and minority interest (GAAP measure)                    $    37           $      5         $     2                44

Depreciation and amortization of other intangibles                 23                 20               3                46
                                                              -------           --------         -------        ----------


Total EBITDA(b)                                               $    60           $     25         $     5        $       90
                                                              =======           ========         =======        ==========


                                                                                        Q1 2004
                                                              ------------------------------------------------------------
                                                               North             Europe           Asia
                                                              America             & SA           Pacific          Total
                                                              -------           --------         -------        ----------

Net income (loss)                                                                                               $       (2)

Minority interest                                                                                                        1

Income tax expense (benefit)                                                                                            (1)

Interest expense (net of interest capitalized)                                                                          35
                                                                                                                ----------

EBIT, Income before interest expense, income
taxes and minority interest (GAAP measure)                    $    30           $      -         $     3                33

Depreciation and amortization of other intangibles                 24                 17               4                45
                                                              -------           --------         -------        ----------

Total EBITDA                                                  $    54           $     17         $     7        $       78
                                                              =======           ========         =======        ==========


(a) Generally Accepted Accounting Principles

(b) EBITDA represents income before interest expense, income taxes, minority interest and depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles. The amounts included in the EBITDA calculation, however, are derived from amounts included in the historical statements of income data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Tenneco Automotive has presented EBITDA because it regularly reviews EBITDA as a measure of the company's performance. In addition, Tenneco Automotive believes its debt holders utilize and analyze our EBITDA for similar purposes. Tenneco Automotive also believes EBITDA assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

                                                                    ATTACHMENT 2


                               TENNECO AUTOMOTIVE
           RECONCILIATION OF GAAP(a) TO NON-GAAP EARNINGS MEASURES(b)
                                    Unaudited



                                                                       Q1 2005                        Q1 2004
                                                     ---------------------------------------  --------------------------------------
                                                     EBITDA (c)   EBIT  Net Income Per Share  EBITDA (c)  EBIT  Net Income Per Share
                                                     ---------- ------- ---------- ---------  ---------- -----  ---------- ---------
Earnings Measures                                    $    90    $   44    $   7    $  0.16     $ 78      $ 33    $  (2)    $ (0.05)

Adjustments (reflects non-GAAP measures):
    Restructuring and restructuring related expenses       3         3        2       0.04        5         5        3        0.07
    New Aftermarket customer changeover costs              -         -        -          -        6         6        3        0.08
    Consulting fees indexed to stock price                 -         -        -          -        3         3        2        0.05
                                                     --------   -------   ------  ---------   ------     -----  -------    --------
Non-GAAP earnings measures                           $    93    $   47    $   9    $  0.20    $  92      $ 47    $   6     $  0.15
                                                     ========   =======   ======  =========   ======     =====  =======    ========


                                                                                                      Q1 2005
                                                                            ------------------------------------------------------
                                                                               North        Europe        Asia
                                                                              America        & SA        Pacific        Total
                                                                            -------------  ----------  ------------  -------------
EBIT                                                                            $    37      $    5       $     2       $     44
    Restructuring and restructuring related expenses                                  2           1             -              3
                                                                                --------     -------      --------      ---------
Adjusted EBIT                                                                   $    39      $    6       $     2       $     47
                                                                                ========     =======      ========      =========


                                                                                                      Q1 2004
                                                                            ------------------------------------------------------
                                                                               North        Europe        Asia
                                                                              America        & SA        Pacific        Total
                                                                            -------------  ----------  ------------  -------------
EBIT                                                                            $   30           -          $   3        $    33
    Restructuring and restructuring related expenses                                 2           3              -              5
    New Aftermarket customer changeover costs                                        6           -              -              6
    Consulting fees indexed to stock price                                           1           1              1              3
                                                                                -------      ------         ------       --------
Adjusted EBIT                                                                   $   39       $   4          $   4        $    47
                                                                                =======      ======         ======       ========


(a) Generally Accepted Accounting Principles

(b) Tenneco Automotive presents the above reconciliation of GAAP to non-GAAP earnings measures in order to reflect the results for the first quarters of 2005 and 2004 in a manner that allows a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of the company. Adjustments similar to the ones reflected above have been recorded in earlier periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Using only the non-GAAP earnings measures to analyze earnings would have material limitations because its calculation is based on the subjective determinations of management regarding the nature and classification of events and circumstances that investors may find material. Management compensates for these limitations by utilizing both GAAP and non-GAAP earnings measures reflected above to understand and analyze the results of the business. The company believes investors find the non-GAAP information helpful in understanding the ongoing performance of operations separate from items that may have a disproportionate positive or negative impact on the company's financial results in any particular period.

(c) EBITDA represents income before interest expense, income taxes, minority interest and depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles. The amounts included in the EBITDA calculation, however, are derived from amounts included in the historical statements of income data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Tenneco Automotive has presented EBITDA because it regularly reviews EBITDA as a measure of the company's performance. In addition, Tenneco Automotive believes its debt holders utilize and analyze our EBITDA for similar purposes. Tenneco Automotive also believes EBITDA assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

                                                                    ATTACHMENT 2
                               TENNECO AUTOMOTIVE
           RECONCILIATION OF GAAP REVENUE TO NON-GAAP REVENUE MEASURES
                                    Unaudited

                                                                                        Q1 2005
                                                 -----------------------------------------------------------------------------------
                                                                                             Pass-through            Revenues
                                                                                                 Sales              Excluding
                                                                               Revenues        Excluding             Currency
                                                                 Currency     Excluding        Currency          and Pass-through
                                                  Revenues        Impact       Currency         Impact                Sales
                                                 ------------   -----------  -------------  ----------------   ---------------------
North America Aftermarket
  Ride Control                                    $   91           $   --           $   91           $   --           $   91
  Exhaust                                             39               --               39               --               39
                                                  ------           ------           ------           ------           ------
  Total North America Aftermarket                    130               --              130               --              130

North America Original Equipment
  Ride Control                                       127               --              127               --              127
  Exhaust                                            248                2              246               67              179
                                                  ------           ------           ------           ------           ------
  Total North America Original Equipment             375                2              373               67              306

Total North America                                  505                2              503               67              436

Europe Aftermarket
  Ride Control                                        37                2               35               --               35
  Exhaust                                             45                2               43               --               43
                                                  ------           ------           ------           ------           ------
  Total Europe Aftermarket                            82                4               78               --               78

Europe Original Equipment
  Ride Control                                       109               11               98               --               98
  Exhaust                                            277               16              261               80              181
                                                  ------           ------           ------           ------           ------
  Total Europe Original Equipment                    386               27              359               80              279

South America                                         44                3               41                4               37

Total Europe & South America                         512               34              478               84              394

Asia                                                  42               --               42               13               29

Australia                                             47                1               46                4               42
                                                  ------           ------           ------           ------           ------

Total Asia Pacific                                    89                1               88               17               71

Total Tenneco Automotive                          $1,106           $   37           $1,069           $  168           $  901
                                                  ======           ======           ======           ======           ======

                                                                                      Q1 2004
                                                 -----------------------------------------------------------------------------------
                                                                                                                     Revenues
                                                                                                                    Excluding
                                                                               Revenues                              Currency
                                                                 Currency     Excluding      Pass-through        and Pass-through
                                                  Revenues        Impact       Currency          Sales                Sales
                                                 ------------   -----------  -------------  ----------------   ---------------------
North America Aftermarket
  Ride Control                                    $   85           $--           $   85           $   --           $   85
  Exhaust                                             37            --               37               --               37
                                                  ------           ---           ------           ------           ------
  Total North America Aftermarket                    122            --              122               --              122

North America Original Equipment
  Ride Control                                       118            --              118               --              118
  Exhaust                                            263            --              263               88              175
                                                  ------           ---           ------           ------           ------
  Total North America Original Equipment             381            --              381               88              293

Total North America                                  503            --              503               88              415

Europe Aftermarket
  Ride Control                                        38            --               38               --               38
  Exhaust                                             42            --               42               --               42
                                                  ------           ---           ------           ------           ------
  Total Europe Aftermarket                            80            --               80               --               80

Europe Original Equipment
  Ride Control                                        85            --               85               --               85
  Exhaust                                            243            --              243               77              166
                                                  ------           ---           ------           ------           ------
  Total Europe Original Equipment                    328            --              328               77              251

South America                                         34            --               34                4               30

Total Europe & South America                         442            --              442               81              361

Asia                                                  39            --               39               13               26

Australia                                             49            --               49                4               45
                                                  ------           ---           ------           ------           ------

Total Asia Pacific                                    88            --               88               17               71

Total Tenneco Automotive                          $1,033           $--           $1,033           $  186           $  847
                                                  ======           ===           ======           ======           ======

Tenneco Automotive presents the above reconciliation of revenues in order to reflect the trend in the company's sales, in various product lines and geographical regions, separately from the effects of doing business in currencies other than the U.S. dollar. Additionally, pass-through catalytic converter sales include precious metals pricing, which may be volatile. While Tenneco Automotive's original equipment customers assume the risk of this volatility, it impacts reported revenue. Excluding pass-through catalytic converter sales removes this impact. Tenneco Automotive uses this information to analyze the trend in revenues before these factors. Tenneco Automotive believes investors find this information useful in understanding period to period comparisons in the company's revenues.